THE MARCUS CORPORATION REPORTS INCREASED FISCAL 2008
REVENUES AND OPERATING INCOME
Both Marcus Theatres® and Marcus Hotels and Resorts contribute to the improvement

Milwaukee, Wis., July 24, 2008….. The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year ended May 29, 2008.

Fourth Quarter Fiscal 2008 Highlights

•	Total revenues for the 13-week fourth quarter of fiscal 2008 were $89,463,000, compared to revenues of $92,201,000 for the 14-week fourth quarter of fiscal 2007.
•	Operating income was $9,288,000 for the 13-week fourth quarter of fiscal 2008, compared to operating income of $9,637,000 for the 14-week period in the prior year.
•	Net earnings were $4,030,000 or $0.14 per diluted common share for the 13-week fourth quarter of fiscal 2008, compared to net earnings of $5,471,000 or $0.18 per diluted common share for the 14-week fourth quarter of the prior year.
•	Last year’s results benefited from the additional 53rd week of operations (the 14-week quarter) that contributed approximately $9.5 million in revenues and $2.9 million in operating income to fourth quarter and fiscal 2007 results. Prior year results also benefited from historic tax credits related to the renovation of the Skirvin Hilton in Oklahoma City.

Fiscal 2008 Highlights

•	Total revenues were $371,075,000 for the 52-week fiscal 2008, a 13.3% increase from revenues of $327,631,000 for the 53-week fiscal 2007.
•	Operating income was $47,698,000 for the 52-week fiscal 2008, a 15.9% increase from operating income of $41,139,000 in the 53-week fiscal 2007.

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•	Net earnings were $20,486,000 or $0.68 per diluted common share for the 52-week fiscal 2008, compared to net earnings of $33,297,000 or $1.08 per diluted common share for the 53-week fiscal 2007.
•	In addition to the impact of the 53rd week, last year’s net earnings included pre-tax gains on the disposition of property, equipment and other assets of $14,541,000, or approximately $0.28 per diluted common share, related to the sale of surplus movie theatre and restaurant properties and development gains on the sale of units at the company’s condominium hotel project in Las Vegas. Prior year results also benefited from historic tax credits of approximately $0.25 per diluted common share related to the renovation of the Skirvin Hilton in Oklahoma City.

“We are pleased to report double-digit increases in revenues and operating income over the prior year. This is especially significant in view of the fact that this was a 52-week fiscal year, compared to last year’s 53 weeks. New properties in both divisions were the major contributors to the improved performance,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus noted that last year’s net earnings included $0.53 per diluted common share from gains and tax credits that the company did not have in fiscal 2008.

Marcus Theatres®

Marcus Theatres reported increased revenues and operating income for fiscal 2008, due primarily to the addition of 122 screens at 11 locations acquired from Cinema Entertainment Corporation in April 2007. An additional 83 screens at seven Nebraska locations acquired from Douglas Theatres on April 3, 2008 for approximately $40.5 million also contributed eight weeks of operating results to the division’s fourth quarter and fiscal 2008 results. “The integration of the Douglas Theatres locations went very smoothly and as we anticipated, these theatres are an excellent addition to our circuit,” said Marcus.

The extra week in last year’s fourth quarter included the traditionally strong Memorial Day holiday weekend and contributed approximately $5.3 million in revenues and $2.1 million in operating income to the division’s fiscal 2007 fourth quarter and year-end results.

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“In addition to the impact of the extra week in last year’s fourth quarter, we also had a difficult comparison in terms of film product. We had a somewhat lackluster March and April and we were up against three strong films in May of last year: Spider-Man 3, Shrek the Third and Pirates of the Caribbean: Dead Man’s Chest. In fact, two of our top-five fiscal 2007 pictures were in the fourth quarter last year, compared to only one this year,” said Marcus.

The five top-performing films for Marcus Theatres in fiscal 2008 were Harry Potter and the Order of the Phoenix, National Treasure: Book of Secrets, Iron Man, Transformers and Alvin and the Chipmunks.

“While the quality and quantity of the movies are the primary drivers behind Marcus Theatres’ results, we made good progress on our initiatives to expand ancillary revenues and broaden our audience base. We recently celebrated the one-year anniversary of the Marcus Majestic Cinema, our totally new entertainment concept in Brookfield, Wis. Several of the creative food and beverage concepts developed for this theatre are now being introduced into other locations. We are also generating additional revenues by providing film buying services for 177 screens at 18 locations operated by other owners. Including these theatres, we now buy and book films for 855 screens every week. We expanded our alternative programming capabilities with the installation of digital projectors. This digital network at 22 of our locations enables us to show live performances such as ‘The Metropolitan Opera Live in HD’ and concerts by stars like Celine Dion and Garth Brooks, which attract a wider audience. From sporting events to opera, this presents an opportunity for our audiences to enjoy unique live events from around the world,” said Marcus.

“On the technology front, we introduced digital 3D into our circuit during the year and rolled-out the technology into an additional 12 locations in time for the July 11, 2008 opening of Journey to the Center of the Earth. The creative potential of this new entertainment format was demonstrated with the incredible success of the Hannah Montana/Miley Cyrus: Best of Both Worlds Concert in February,” added Marcus.

“At this point in the summer, our comparable fiscal 2009 first quarter theatre performance is ahead of last year. The Dark Knight and Mamma Mia! contributed to a record box office week, on the heels of a number of other summer hits including Sex and the City, Kung Fu Panda, Get Smart, Incredible Hulk, Wall-E and Hancock.

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Rounding out the summer movie slate are other potential hits opening over the next few weeks, including The X- Files: I Want to Believe, Step Brothers, The Mummy: Tomb of the Dragon Emperor and Pineapple Express. I am also pleased to report that our newly acquired theatres are performing as expected,” he added.

Marcus Hotels and Resorts

“Marcus Hotels and Resorts reported a 10.9% increase in revenues and a 36.5% increase in operating income for the year, driven by the addition of new properties and increased revenues from management contracts. Revenue per available room (RevPAR) for comparable company-owned properties increased 9.6% for the quarter and 7.2% for the full year,” said Marcus.

He noted that the improved performance of the company’s newest properties, including the InterContinental Milwaukee and the Skirvin Hilton in Oklahoma City, contributed to these strong results.

The division continued to move forward with its growth strategies in fiscal 2008. “We opened our newest managed property, the 256-room Hilton Minneapolis/Bloomington in the Twin Cities area in January. During the year, we were also selected to manage three very distinctive new properties that showcase the range of our capabilities. The first project is a luxury boutique hotel in Carmel, Indiana that will be the centerpiece of a master-planned city-center development. The second is the four-star Venturella Resort and Spa in Orlando that is currently undergoing an extensive $22 million renovation. The third new management contract is for the 7th Wave Resort, a $150 million water park project in the Providence, R.I. area that is expected to open in 2010. We are also providing preopening and technical services for all three new properties,” said Marcus.

“In addition to new projects, we also continue to invest in maintaining and enhancing our existing properties. We completed the renovation of the meeting space, guest rooms in the historic building and parking ramp at the Pfister Hotel in fiscal 2008. Capital expenditures for fiscal 2009 will include updating the guest rooms and other areas at the Grand Geneva Resort & Spa and the Hilton Milwaukee City Center,” said Marcus.

“The new projects added during the year, combined with our existing portfolio of 20 company-owned and managed properties, are helping to increase our visibility as a hotel management company experienced in

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diverse types of properties. Our successful relationships with a number of leading hotel investment companies and our well-established operations infrastructure are proving to be a competitive advantage for us in the market. We are also gaining traction with branded concepts we may introduce into additional new properties. These include the ChopHouse and Mason Street Grill restaurant concepts now at seven locations and our relaxing and rejuvenating WELL Spas, located in three of our properties,” Marcus noted.

“Looking ahead, a challenging hotel demand environment driven by current economic conditions will require our close attention in the coming months,” Marcus said.

Balance Sheet

Gregory S. Marcus, president of The Marcus Corporation, said the company repurchased a total of 828,000 common shares in fiscal 2008. During the year, the Board extended the share repurchase program by authorizing the purchase of an additional 2,000,000 shares of common stock. He also noted that during the fiscal 2008 fourth quarter, the company closed on $60 million in private placement senior notes, bearing interest at 5.89% to 6.55%, and amended its revolving credit facility, increasing its capacity to $175 million and extending its term for another five years.

“One of the core philosophies of our company is to continually invest in our businesses, in both good times and bad, to achieve steady long-term growth. The investments we made in our two businesses over the last several years were positive contributors to our fiscal 2008 performance. With our strong balance sheet and additional credit facilities, we are well positioned to pursue additional growth opportunities in the months and years ahead,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, July 24, 2008, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-847-8704 and entering the passcode 89590193. Listeners should dial in to the call at least 5 – 10 minutes prior

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to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, July 31, 2008 by dialing 1-888-286-8010 and entering the passcode 92433313. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 678 screens at 56 locations in Wisconsin, Illinois, Minnesota, Ohio, North Dakota, Iowa and Nebraska, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in ten states, with three additional properties under development. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities; and (9) the successful integration of the Douglas Theatre Company theatres into our theatre circuit. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended May 29, 2008	14 Weeks Ended May 31, 2007	52 Weeks Ended May 29, 2008	53 Weeks Ended May 31, 2007
Revenues:
Rooms and telephone	$22,797	$23,887	$94,077	$88,369
Theatre admissions	27,342	27,037	114,703	98,184
Theatre concessions	13,903	13,636	56,849	49,018
Food and beverage	12,846	14,459	54,902	49,183
Other revenues	12,575	13,182	50,544	42,877

Total revenues	89,463	92,201	371,075	327,631
Costs and expenses:
Rooms and telephone	8,688	9,371	34,661	32,949
Theatre operations	24,068	23,480	95,694	81,085
Theatre concessions	3,205	2,995	14,002	10,853
Food and beverage	10,347	11,679	42,918	38,505
Advertising and marketing	5,407	5,425	20,307	19,608
Administrative	9,545	10,358	37,007	34,464
Depreciation and amortization	7,562	7,308	31,259	26,913
Rent	1,606	940	5,145	3,413
Property taxes	3,229	2,127	14,124	9,473
Preopening expenses	94	2,077	412	5,293
Other operating expenses	6,424	6,804	27,848	23,936

Total costs and expenses	80,175	82,564	323,377	286,492

Operating income	9,288	9,637	47,698	41,139
Other income (expense):
Investment income	504	926	1,486	3,110
Interest expense	(3,655)	(4,085)	(15,157)	(13,921)
Gain on disposition of property, equipment and other assets	35	453	83	14,541
Equity earnings (losses) from unconsolidated joint ventures	(89)	9	(411)	(1,366)

	(3,205)	(2,697)	(13,999)	2,364

Earnings from continuing operations
before income taxes	6,083	6,940	33,699	43,503
Income taxes	2,053	1,238	13,213	9,576

Earnings from continuing operations	4,030	5,702	20,486	33,927
Losses from discontinued operations,
net of income taxes	--	(231)	--	(630)

Net earnings	$4,030	$5,471	$20,486	$33,297

Earnings per common share - diluted:
Continuing operations	$0.14	$0.19	$0.68	$1.10
Discontinued operations	$--	$(0.01)	$--	$(0.02)

Net earnings per share	$0.14	$0.18	$0.68	$1.08

Weighted average shares outstanding - diluted	29,776	30,791	30,230	30,807

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) May 29, 2008	(Audited) May 31, 2007
Assets:
Cash and cash equivalents	$13,440	$12,018
Cash held by intermediaries	--	5,749
Accounts and notes receivable	18,870	19,956
Refundable income taxes	632	5,939
Deferred income taxes	1,327	1,056
Condominium units held for sale	6,947	7,320
Other current assets	6,205	6,340
Assets of discontinued operations	--	975
Property and equipment, net	587,828	559,785
Other assets	82,926	79,245

Total Assets	$718,175	$698,383

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$17,182	$24,481
Taxes other than income taxes	12,819	11,215
Other current liabilities	30,670	31,466
Current maturities of long-term debt	31,922	57,250
Liabilities of discontinued operations	--	2,731
Long-term debt	252,992	199,425
Deferred income taxes	29,461	29,376
Deferred compensation and other	25,636	22,930
Shareholders’ equity	317,493	319,509

Total Liabilities and Shareholders’ Equity	$718,175	$698,383

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended May 29, 2008
Revenues	$43,760	$45,269	$434	$89,463	--	$89,463
Operating income (loss)	6,802	4,837	(2,351)	9,288	--	9,288
Depreciation and amortization	3,912	3,481	169	7,562	--	7,562
14 Weeks Ended May 31, 2007
Revenues	$43,908	$47,965	$328	$92,201	$125	$92,326
Operating income (loss)	9,272	2,876	(2,511)	9,637	(239)	9,398
Depreciation and amortization	3,111	4,032	165	7,308	--	7,308
52 Weeks Ended May 29, 2008
Revenues	$181,058	$188,520	$1,497	$371,075	--	$371,075
Operating income (loss)	35,334	21,556	(9,192)	47,698	--	47,698
Depreciation and amortization	15,128	15,450	681	31,259	--	31,259
53 Weeks Ended May 31, 2007
Revenues	$156,451	$169,942	$1,238	$327,631	$4,060	$331,691
Operating income (loss)	34,561	15,792	(9,214)	41,139	(224)	40,915
Depreciation and amortization	11,826	14,336	751	26,913	12	26,925

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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